Exhibit 3.2

GLADSTONE COMMERCIAL CORPORATION
ARTICLES SUPPLEMENTARY

Gladstone Commercial Corporation, a corporation organized and existing under the laws of the State of Maryland (the “Company”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by Article SEVENTH of the charter of the Company (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by resolutions duly adopted on August 2, 2010, reclassified and designated 4,000,000 authorized but unissued shares of the Company’s original class of senior common stock, par value $0.001 per share (the “Shares”), as common stock, par value $0.001 par value per share (the “Common Stock”).

SECOND: A description of the Common Stock is contained in Article FOURTH of the Charter.

THIRD: The Shares have been reclassified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SIXTH: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 8th day of September, 2010.

ATTEST:	GLADSTONE COMMERCIAL CORPORATION
/s/ George Stelljes III—	By: /s/ David Gladstone— (SEAL)

Name: George Stelljes III Title: Assistant Secretary	Name: David Gladstone Title: Chief Executive Officer